EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 25, 2017, with respect to the statements of condition including the related portfolios of Closed-End Strategy: Master Municipal Income Portfolio - California Series 2017-2 and Closed-End Strategy:
Master Municipal Income Portfolio - New York Series 2017-2 (included in Invesco Unit Trusts, Series 1773) as of May 25, 2017, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-216877) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 25, 2017